Exhibit 99.1

Cars.com Reports Second Quarter 2017 Results

Spin-off Completed on May 31, 2017

Mobile Traffic Grew 9%

2017 Guidance Reaffirmed

CHICAGO, August 9, 2017 – Cars.com Inc. (NYSE: CARS) – today announced its financial results for the second quarter ended on June 30, 2017.

Financial Highlights – Second Quarter:

•	Revenue of $156.6 million, in-line with expectations and flat to the prior year
•	Net income of $24.8 million, or $0.35 per diluted share, in-line with expectations and down compared to prior year net income of $42.0 million
•	Adjusted net income of $50.5 million, compared to prior year adjusted net income of $60.2 million
•	Adjusted EBITDA of $62.1 million, or 39.7% of revenue, compared to prior year adjusted EBITDA of $62.2 million, or 39.7% of revenue, and in-line with expectations
•

Net cash provided by operating activities of $96.7 million for the first half of 2017 with free cash flow of $77.8 million, compared to prior year net cash provided by operating activities of $72.3 million and free cash flow of $67.5 million

•	Remain on track to reach full year 2017 revenue and adjusted EBITDA margin guidance

Key Metric Highlights – Second Quarter:

•	Traffic (Visits) of 104.1 million, down 1% from the prior year period, and improved upon a 7% year over year decline in the first quarter of 2017
•	Dealer Customers of 21,465, flat to first quarter 2017 dealer customers of 21,552
•	Average Vehicle Listings of 5.0 million, up 6% from the prior year period
•	Initial growth in traffic seen during June compared to the prior year
•	Mobile traffic up 9% from the prior year period

Operational Highlights – Second Quarter:

•	Completed spin-off from former parent company TEGNA, Inc. (NYSE: TGNA) on May 31 and listing of Cars.com on NYSE
•	Closed on a $900 million credit facility with borrowings at closing of $675 million

Exhibit 99.1

•	Eclipsed 5 million reviews extending our lead as the industry’s largest and broadest reaching platform for product, dealership and salesperson reviews
•	Granted a patent for Lot Insights, a reporting tool providing unparalleled intelligence of where and when customers use the Cars.com mobile and improving overall understanding of customer behavior

“This quarter was transformational for us with the completion of our spin-off from TEGNA and the listing of Cars.com on the NYSE. I am proud of the efforts of our employees and the support of our partners through this period,” said Alex Vetter, President and Chief Executive Officer of Cars.com.

“During this quarter, we executed on our strategic priorities to improve traffic and consumer acquisition and to innovate in product and technology,” Vetter continued. “We remain confident in the differentiated value proposition that our two-sided marketplace delivers to both consumers and our partners. We are well positioned to leverage our operating flexibility and our stand alone capital structure to pursue growth initiatives.”

Second Quarter Results

Revenue for the second quarter of 2017 was flat at $156.6 million compared to $156.7 million for the prior year period. Revenue for the first half of 2017 was $309.8 million compared to $309.1 million for the prior year period. Note that the current year period includes revenue from DealerRater, which was acquired August 1, 2016. Retail revenue comprised 74% of revenues, while wholesale comprised 26%, for the second quarter of 2017. We remain on track to meet our full year 2017 revenue guidance.

Total operating expenses for the second quarter of 2017 were $127.8 million compared to $114.8 million for the prior year period. This increase is primarily related to a $12.3 million increase in general and administrative expenses, $10.3 million of which is non-recurring (costs related to the spin-off transaction ($4.6 million), the move to our new corporate office ($2.7 million), restructuring charges ($1.7 million) and a write-off on assets ($1.4 million)). In addition, $1.7 million of the increase in general and administrative costs is related to the incremental cost of being a public company and $0.9 million is related to an increase in depreciation expense. Similarly, operating expenses for the first half of 2017 were $253.7 million, up $20.3 million, or 9%, from the prior year period.

Net income for the second quarter of 2017 was $24.8 million compared to $42.0 million for the prior year period. Adjusted net income for the second quarter of 2017 was $50.5 million compared to $60.2 million for the prior year period. These declines were driven by the increase in operating expenses described above and costs associated with the new capital structure of

Exhibit 99.1

the Company. Adjusted EBITDA for the second quarter of 2017 was flat at $62.1 million, or 39.7% of revenue, compared to $62.2 million, or 39.7% of revenue, in the prior year period. Adjusted EBITDA for the first half of 2017 was $112.3 million, down 3% from the prior year period. We remain on track to meet our full year 2017 adjusted EBITDA margin guidance. See “Non-GAAP Financial Measures” below.

Cash Flow and Balance Sheet

Net cash provided by operating activities was $96.7 million for the first half of 2017, compared to $72.3 million for the prior year period. Free cash flow was $77.8 million for the first half of 2017 compared to $67.5 million for the prior year period. Note that the Company incurred incremental capital expenditures in 2017 of $13.9 million related to the cost of the new corporate office space. See “Non-GAAP Financial Measures” below.

Cash and cash equivalents increased to $36.6 million as of June 30, 2017 from $8.9 million as of December 31, 2016. Excluding debt issuance costs, debt outstanding as of June 30, 2017 was $675 million of which $450 million was term debt and $225 million was associated with the Company's revolving credit facility. $225 million was undrawn on the revolving credit facility as of June 30, 2017.

“In a fragmented market, our size and scale is a key differentiator, driving robust cash flow and maintaining our strong balance sheet,” said Becky Sheehan, Chief Financial Officer of Cars.com. “Going forward we will continue to make investments in our technology platform and marketing initiatives while pursuing acquisitions to better serve our consumers and partners.”

2017 Outlook

We remain on track to reach full year 2017 revenue and adjusted EBITDA margin guidance provided earlier this year.

•	Revenue growth of 0 – 2%
•	Adjusted EBITDA margin between 38 – 40%

“Based on these second quarter results, we remain confident that we are on track to meet our 2017 guidance regarding adjusted EBITDA margins and revenue provided earlier in the year,” Sheehan said.

Exhibit 99.1

Second Quarter Earnings call

As previously announced, management will hold a conference call and webcast today at 7:30 a.m. CT. This webcast may be accessed at investor.cars.com. A replay of the webcast and the slideshow will be available at this website following the conclusion of the call until Wednesday, August 23, 2017.

About Cars.com

Cars.com is a leading online destination that helps car shoppers and owners navigate every turn of car ownership. A pioneer in automotive classifieds, the company has evolved into one of the largest digital automotive platforms, connecting consumers with local dealers across the country anytime, anywhere. Through trusted expert content, on-the-lot mobile app features, millions of new and used vehicle listings, a comprehensive set of research tools and the largest database of consumer reviews in the industry, Cars.com helps shoppers buy, sell and service their vehicles. Cars.com properties include DealerRater®, Auto.com™, PickupTrucks.com™ and NewCars.com®. The company was founded in 1998 and is headquartered in Chicago, Illinois. For more information, visit www.Cars.com.

Non-GAAP Financial Measures

This earnings release discusses adjusted EBITDA, adjusted EBITDA margin, adjusted net income and free cash flow. These are not financial measures as defined by GAAP. These financial measures are presented as supplemental measures of operating performance because we believe they provide meaningful information regarding our performance and provide a basis to compare operating results between periods. In addition, we use adjusted EBITDA as a compensation measure. In addition, these non-GAAP financial measures are frequently used by our lenders, securities analysts, investors and other interested parties to evaluate companies in our industry.

Other companies may define or calculate these measures differently, limiting their usefulness as comparative measures. Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Definitions of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are presented in the tables below.

We define adjusted EBITDA as net income before (1) interest expense, net, (2) provision for income taxes, (3) depreciation, (4) amortization of intangible assets, (5) stock-based compensation, (6) write-off and impairments of assets, plus (7) certain other one-time or non-cash charges including transaction related costs, restructuring costs and costs related to the

Exhibit 99.1

headquarters move. Amortization of unfavorable contract liability is not adjusted out of adjusted EBITDA.

We define adjusted net income as net income excluding the after-tax impact of amortization of intangible assets, stock-based compensation, write-off and impairments of assets, and certain other one-time or non-cash charges including transaction related costs, restructuring costs and costs related to the headquarters move. Amortization of unfavorable contract liability is not adjusted out of adjusted net income.

We define free cash flow as net cash flow provided by operating activities less capital expenditures, including purchases of property and equipment and capitalization of internal-use software development costs.

Key Metrics Definitions

Traffic (Visits).  Traffic (Visits) and our ability to generate traffic are key to our business. Tracking our traffic performance is a critical measure. Traffic to the Cars.com network of websites and mobile apps provides value to our advertisers in terms of audience, awareness, consideration and conversion. In addition to tracking traffic volume and sources, we monitor activity on our properties, allowing us to innovate and refine our consumer-facing offerings. Traffic is an internal metric representing the number of visits to Cars.com desktop and mobile properties (web browser and apps). Visits refer to the number of times visitors accessed Cars.com properties during the period, no matter how many visitors make up those visits. Traffic (Visits) numbers provide an indication of our consumer reach. Although our consumer reach does not directly result in revenue, we believe our ability to reach diverse demographic audiences is attractive to our dealers and national advertisers.

Dealer Customers. Our value to consumers tracks to our ability to showcase the inventory of our dealer and Original Equipment Manufacturer (“OEM”) customers. The larger the advertiser base, the more inventory and options that are available for consumers to review. Dealer Customers represents the car dealerships using our products as of the end of each reporting period. Each dealership location is counted separately, whether it is a single-location proprietorship or part of a large consolidated dealer group. Multi-franchise dealerships at a single location are counted as one dealer.

Average Vehicle Listings. Our value to consumers tracks to our ability to showcase the inventory of our dealer and OEM customers. The more vehicle listings that are available for consumers to review, the more traffic we attract and the higher the consumer engagement. Average Vehicle Listings represents the daily average of vehicles listed for sale on Cars.com

Exhibit 99.1

properties. The daily average is calculated on a monthly basis and averaged for the reporting period.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws. Forward-looking statements may relate to business strategies, market potential, future financial performance and other matters. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify forward-looking statements. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of our management and is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data. Whether or not any such forward-looking statement is in fact achieved will depend on future events, some of which are beyond our control. Factors that could cause actual results to differ materially from those described in the forward-looking statements include: competitive pressures in the markets in which we operate and innovation by our competitors; increased closures or consolidation among automobile dealers or other events which may adversely affect business operations of major customers and/or depress their level of advertising; macroeconomic trends and conditions; economic downturns leading to a weak automotive market or a decrease in online and mobile advertising or consumer demand for new and used cars; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs, and our ability to successfully monetize them; potential disruption or interruption of our operations due to accidents, extraordinary weather events, civil unrest, political events, terrorism or cyber security attacks; an inability to realize benefits or synergies from acquisitions of new businesses or dispositions of existing businesses or to operate businesses effectively following acquisitions or divestitures; the ability to attract and retain employees; the ability to adequately protect intellectual property; reliance on third-party service providers; rapid technological changes and frequent new product introductions prevalent in the markets in which we compete; volatility in financial and credit markets which could affect our ability to raise funds through debt or equity issuances and otherwise affect our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; reliance on the performance of counterparties to affiliation agreements to generate wholesale advertising revenues, and the potential underperformance of these counterparties; the ability to stay abreast of new or modified laws

Exhibit 99.1

and regulations that currently apply or become applicable to our business; adverse outcomes in proceedings with governmental authorities or administrative agencies; any other than temporary decline in operating results and enterprise value that could lead to non-cash goodwill, other intangible asset, investment or property, plant and equipment impairment charges; our expectations regarding the time during which we will be an “emerging growth company” under the JOBS Act; our inability to engage in certain corporate transactions following our spin-off from TEGNA; any failure to realize expected benefits from our spin-off from TEGNA; other uncertainties relating to general economic, political, business, industry, regulatory and market conditions, and other factors that can be found in the our Registration Statement on Form 10, as modified in any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K, which are filed with the Securities and Exchange Commission (the “SEC”) and are available on our website, investor.cars.com, and on the SEC’s website, www.sec.gov. The forward-looking statements contained in this press release speak only as of the date of this press release. Except as may be required by law, we undertake no obligation to modify or revise any forward-looking statement to reflect new information, events or circumstances occurring after the date of this press release.

[Source: Cars.com Inc]

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Cars.com Inc.
CONSOLIDATED AND COMBINED STATEMENTS OF INCOME
Unaudited and in thousands (except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues:
Retail:
Direct revenue	$83,273	$82,123	$166,908	$163,928
National advertising revenue	28,441	27,756	53,377	52,007
Other revenue	3,996	3,701	7,670	7,250
Total retail revenue	115,710	113,580	227,955	223,185
Wholesale	40,914	43,070	81,843	85,954
Total	156,624	156,650	309,798	309,139
Operating expenses:
Product support, technology and operations	35,062	33,203	69,881	65,912
Marketing and sales	50,512	53,263	109,513	111,605
General and administrative	20,354	8,037	30,699	15,539
Affiliate revenue share	2,355	2,108	4,716	4,102
Amortization of intangible assets	19,468	18,164	38,935	36,328
Total	127,751	114,775	253,744	233,486
Operating income	28,873	41,875	56,054	75,653
Nonoperating (expense) income:
Interest (expense) income, net	(1,770)	12	(1,729)	12
Other income, net	51	133	135	54
Total nonoperating (expense) income, net	(1,719)	145	(1,594)	66
Income before income taxes	27,154	42,020	54,460	75,719
Provision for income taxes	2,345	—	2,763	—
Net income	$24,809	$42,020	$51,697	$75,719
Earnings per share, basic	$0.35	$0.59	$0.72	$1.06
Weighted-average common shares outstanding, basic	71,716	71,588	71,716	71,588
Earnings per share, diluted	$0.35	$0.59	$0.72	$1.06
Weighted-average common shares outstanding, diluted	71,780	71,588	71,780	71,588

Cars.com Inc.
CONDENSED CONSOLIDATED AND COMBINED BALANCE SHEETS
In thousands (except share data)

	June 30, 2017	December 31, 2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$36,600	$8,896
Accounts receivables, less allowance of $3,301 and $3,527, respectively	90,062	98,303
Prepaid expenses and other current assets	24,982	12,342
Total current assets	151,644	119,541
Property and equipment
Cost	59,117	37,190
Less accumulated depreciation	(18,521)	(16,729)
Net property and equipment	40,596	20,461
Intangible and other assets
Goodwill	788,107	788,107
Intangible assets, less accumulated amortization of $204,586 and $165,651, respectively	1,568,434	1,607,369
Investments and other assets	11,104	11,788
Total assets	$2,559,885	$2,547,266
Liabilities and equity
Current liabilities
Accounts payable	$5,760	$7,844
Current portion of long-term debt	21,153	—
Accrued liabilities	73,679	64,140
Total current liabilities	100,592	71,984
Noncurrent liabilities
Deferred incentive plans	1,903	3,913
Unfavorable contracts liability	31,485	44,085
Long-term debt	647,752	—
Deferred tax liability	276,786	8,325
Other noncurrent liabilities	17,834	1,674
Total noncurrent liabilities	975,760	57,997
Total liabilities	1,076,352	129,981
Commitments and contingent liabilities
Stockholders' equity
TEGNA's investment, net	—	2,417,285
Common Stock at par, $0.01 par value; authorized 300,000,000 shares; issued and outstanding 71,588,447 shares at June 30, 2017, and no shares authorized, issued and outstanding at December 31, 2016	716	—
Additional paid-in capital	1,478,981	—
Retained earnings	3,836	—
Total stockholders' equity	1,483,533	2,417,285
Total liabilities and equity	$2,559,885	$2,547,266

Cars.com Inc.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
Unaudited and in thousands

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income	$51,697	$75,719
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	44,450	40,459
Amortization of unfavorable contract liability	(12,600)	(12,600)
Write-off and loss on assets	1,383	108
Gain on trading securities related to deferred compensation	(136)	(55)
Provision for doubtful accounts receivable	1,627	1,453
Share-based compensation	481	—
Amortization of debt issuance costs	112	—
Increase (decrease) in operating assets and liabilities	9,718	(32,776)
Net cash flow provided by operating activities	96,732	72,308
Cash flows from investing activities:
Purchase of property and equipment	(18,910)	(4,795)
Purchase of investments	—	(2,229)
Proceeds from sale of property and equipment	—	15
Net cash used in investing activities	(18,910)	(7,009)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	675,000	—
Payments of debt issuance costs and other fees	(5,918)	—
Cash distribution to TEGNA related to Separation	(650,000)	—
Transactions with TEGNA, net	(69,200)	(65,231)
Net cash used in financing activities	(50,118)	(65,231)
Increase in cash and cash equivalents	27,704	68
Cash and cash equivalents at beginning of period	8,896	100
Cash and cash equivalents at end of period	$36,600	$168
Supplemental non-cash information:
Purchases of property and equipment in accrued liabilities and accounts payable	$9,002	$19
Supplemental cash flow information:
Cash paid for interest	$574	$—

Cars.com Inc.
NON-GAAP RECONCILIATIONS
Unaudited and in thousands

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation of Net Income to Adjusted EBITDA

Net income	$24,809	$42,020	$51,697	$75,719
Interest expense (income), net	1,770	(12)	1,729	(12)
Provision for income taxes	2,345	-	2,763	-
Depreciation	2,909	2,050	5,515	4,131
Amortization of intangible assets	19,468	18,164	38,935	36,328
Stock-based compensation	481	-	481	-
Transaction related costs and other	4,560	-	4,664	-
Restructuring costs	1,671	-	1,671	-
Costs related to the headquarters move	2,731	-	3,428	-
Write-off and loss on assets	1,383	-	1,383	-
Adjusted EBITDA*	$62,127	$62,222	$112,266	$116,166

Reconciliation of Net Income to Adjusted Net Income
Net income	$24,809	$42,020	$51,697	$75,719
Amortization of intangible assets	19,468	18,164	38,935	36,328
Stock-based compensation	481	-	481	-
Transaction related costs and other	4,560	-	4,664	-
Restructuring costs	1,671	-	1,671	-
Costs related to the headquarters move	2,731	-	3,428	-
Write-off and loss on assets	1,383	-	1,383	-
Tax impact of adjustments	(4,563)	-	(5,079)	-
Adjusted net income*	$50,540	$60,184	$97,180	$112,047

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow

Net cash flow provided by operating activities	$53,016	$46,450	$96,732	$72,308
Purchase of property and equipment	(13,301)	(2,666)	(18,910)	(4,795)
Free cash flow	$39,715	$43,784	$77,822	$67,513

* Amortization of unfavorable contract liability is not adjusted out of adjusted EBITDA or adjusted net income